Exhibit 10.4
AMENDMENT TO AGREEMENTS
     THIS AMENDMENT TO AGREEMENTS (this “Amendment”) is made and entered into as of this 14th day of October, 2010, by and between HAWK CORPORATION, a Delaware corporation (“Hawk” or the “Company”), FRICTION PRODUCTS CO., an Ohio corporation (“Friction”), and RONALD E. WEINBERG (“Weinberg”).
RECITALS
     A. Hawk, Friction and Weinberg are parties to a certain Amended and Restated Employment Agreement, dated as of March 31, 2009, with respect to Weinberg’s employment by Hawk and Friction as Hawk’s Chief Executive Officer and/or Chairman of the Board for a period which terminates on December 31, 2014 (the “Employment Agreement”).
     B. Hawk and Weinberg are parties to a certain Split-Dollar Agreement, dated as of January 23, 1998, as amended by First Amendment to Split-Dollar Agreement, dated as of December 30, 2008, with respect to two life insurance policies with Massachusetts Mutual Life (the “Split-Dollar Agreement” and collectively with the Employment Agreement, the “Agreements”).
     C. Hawk has entered into an Agreement and Plan of Merger, dated as of even date herewith (“Merger Agreement”), pursuant to which Hawk will become a wholly-owned subsidiary of Carlisle Companies Incorporated at the Effective Time (as that term is defined in the Merger Agreement) (the “Transaction”).
     D. Hawk and Weinberg anticipate the termination of Weinberg’s employment with Hawk and Friction post-Transaction.
     E. In connection with the Transaction and immediately after the Effective Time (as that term is defined in the Merger Agreement), Hawk, Friction and Weinberg desire to terminate Weinberg’s employment with Hawk and Friction, the Employment Agreement and the Split-Dollar Agreement and provide for Weinberg to receive (i) $1.6 million in a lump sum payment (the “Severance Payment”), (ii) the use of his current administrative assistant, his current office at Hawk’s corporate headquarters in downtown Cleveland and his current email account until June 30, 2011, (iii) the continuation of his medical benefits for his COBRA period, and (iv) the assignment of the policies under the Split-Dollar Agreement without any payment (including applicable taxes) by Weinberg in exchange for the termination of the Employment Agreement.
     ACCORDINGLY, in consideration of the promises hereinafter set forth in this Agreement, the parties agree as follows:
     1. One business day following the Effective Time, as that term is defined in the Merger Agreement (the “Employment Agreement Termination Date”), Weinberg’s employment with Hawk and Friction shall terminate and Hawk shall:

     (a) pay to Weinberg the Severance Payment in immediately available funds, less any applicable withholding taxes;
     (b) cause Weinberg to have, until June 30, 2011, (i) the use of his current administrative assistant (even if Weinberg is working from a location different from (ii)), (ii) the use of his current office at Hawk’s corporate headquarters in downtown Cleveland, and (iii) the access to Hawk’s email system with his current email address, each at no cost to Weinberg;
     (c) provided that Weinberg timely elects COBRA, continue to provide medical coverage at the same level to which Weinberg is currently entitled under the existing Hawk medical plans for the duration of Weinberg’s COBRA period and pay for Weinberg’s COBRA premiums;
     (d) allow Weinberg to retain his cell phone, his cell phone number, his computer, all personal property in his office, and the phone numbers 216-861-4540 and 216-861-4541;
     (e) assign Massachusetts Mutual Life policy numbers 6251966 and 71395270 in the face amounts of $3,800,000 and $271,397, respectively (the “Policies”) to Weinberg pursuant to Section 10(a) of the Split-Dollar Agreement and all right, title and interest in and to the Policies shall be transferred to Weinberg (the “Assignment”); and
     (f) make the Assignment, pursuant to the Irrevocable Assignment attached hereto as Exhibit A, based on the current cash surrender value of the Policies under Section 10(a) of the Split-Dollar Agreement, without any payment from Weinberg, net of any tax obligations of Weinberg arising from the Assignment.
For purposes of clauses (b), (c) and (d) above, to the extent such benefits must be imputed as taxable income to Weinberg, Weinberg is responsible for all applicable taxes. For purposes of clauses (e) and (f) above, Hawk and Weinberg agree that the value of the Assignment as determined by Hawk is approximately $781,000 (such amount to be finally determined on the Employment Agreement Termination Date which final amount shall be net of any tax obligations of Weinberg arising from the Assignment), and such value is less than the aggregate dollar amount of all of the benefits that Weinberg has agreed to forego in connection with the termination of the Employment Agreement and the Split-Dollar Agreement, pursuant to Section 2 of this Amendment.
     2. In consideration of the payments and promises in Section 1 of this Amendment, as of the Employment Agreement Termination Date, (a) the Employment Agreement will terminate and be of no further effect, except for Sections 8, 9, 10, 11, 12 and 13 of the Employment Agreement (which sections shall survive termination), and (b) the Split-Dollar Agreement will terminate and be of no further effect.
     3. This Amendment shall be of no force and effect in the event the Transaction is not consummated and the Effective Time does not occur.

     4. Except for the payments and promises in Section 1 of this Amendment and as may be necessary to enforce the provisions of the Employment Agreement that survive pursuant to Section 2 of this Amendment, upon the Employment Agreement Termination Date, Weinberg hereby releases and waives any and all claims he might have to any compensation or benefits pursuant to the Employment Agreement or the Split-Dollar Agreement or arising out of or related to termination of the employment relationship between Weinberg and Hawk and Friction.
     5. Nothing in this Amendment shall interfere or diminish in any manner any rights to indemnification, advancement of expenses, be held harmless, or directors’ and officers’ insurance or any similar rights of Weinberg under Hawk’s Second Amended and Restated Certificate of Incorporation, Hawk’s Amended and Restated By-laws, the Merger Agreement or otherwise.
     6. The parties intend that the validity, performance and enforcement of this Amendment shall be governed by the laws of the State of Ohio. In the event of any claim arising out of or related to this Amendment, or the breach thereof, the parties intend to and hereby confer jurisdiction to enforce the terms of this Amendment upon the courts of any jurisdiction within the State of Ohio, and hereby waive any objections to venue in said courts.
     7. This Amendment shall inure to the benefit of and be binding upon the parties hereto, their heirs, representatives and successors.
     8. This Amendment may be executed in any number of counterparts, each of which, when executed, shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.
<Signature page follows>

     IN WITNESS WHEREOF, the undersigned have hereunto set their hand as of the date first written above.

HAWK CORPORATION

By:	/s/ Byron S. Krantz	/s/ Ronald E. Weinberg

	Byron S. Krantz Secretary	RONALD E. WEINBERG

FRICTION PRODUCTS CO.

By:	/s/ Byron S. Krantz

Byron S. Krantz Secretary
[Signature page: Amendment to Agreements]

EXHIBIT A
IRREVOCABLE ASSIGNMENT OF SPLIT-DOLLAR POLICIES
THIS ASSIGNMENT, dated this                       day of                                           ,                     .
WITNESSETH THAT:
WHEREAS, HAWK CORPORATION (the “Company”) and Ronald E. Weinberg (“Weinberg”) are parties to that certain Split-Dollar Agreement, dated as of January 23, 1998, as amended (the “Agreement”), which Agreement confers upon Weinberg certain rights and benefits with regard to one or more policies of insurance insuring Weinberg’s life;
WHEREAS, Weinberg and the Company have entered into an Amendment to Agreements, dated as of October 14, 2010 (the “Amendment”) pursuant to which the Company will assign Massachusetts Mutual Life policy numbers 6251966 and 71395270 in the face amounts of $3,800,000 and $271,397, respectively (the “Policies”) to Weinberg pursuant to Section 10(a) of the Agreement and all right, title and interest in and to the Policies shall be transferred to Weinberg (the “Assignment”);
NOW, THEREFORE, pursuant to the Amendment, the Company, hereby absolutely and irrevocably assigns, gives, grants and transfers to Weinberg all of the right, title and interest in and to the Policies, intending that, from and after this date, the Company Assignor shall neither have nor retain any right, title or interest therein or have any further obligations under the Policies.

HAWK CORPORATION
the Assignor

By:
Its:
ACCEPTANCE OF ASSIGNMENT
     Ronald E. Weinberg hereby accepts the above assignment of all right, title and interest of the Policies and assumes all obligations under the Policies.

“Assignee”

Dated: